Exhibit 99.1

OnDeck Reports Third Quarter 2017 Financial Results

Significantly Narrows Quarterly Loss Versus Prior Year
On Track to Achieve GAAP Profitability in the Fourth Quarter
NEW YORK, November 6, 2017 -- OnDeck® (NYSE:ONDK), the leader in online lending for small business, today announced third quarter 2017 financial results and affirmed that the Company is on track to achieve GAAP profitability in the fourth quarter of 2017.

"OnDeck’s third quarter performance demonstrated tangible progress on our strategic priorities and goal of achieving GAAP profitability," said Noah Breslow, OnDeck's chief executive officer.  "Originations grew sequentially by 14%, operating expense was at its lowest level in more than two years, and credit trends continued to strengthen. Reflecting these initiatives, our bottom line performance improved over $12 million in the third quarter compared to the prior year period.”

Breslow added, “We achieved these solid results despite the negative impact of Hurricanes Harvey and Irma. Absent these weather events, our Provision Rate and 15+ Day Delinquency Ratio would have improved sequentially and our GAAP net loss would have been closer to breakeven for the period. Looking ahead, our business is well-positioned to build on our strong customer demand and disciplined operating performance. As evidenced by our recent partnership announcement with VISA and Ingo Money, we remain committed to innovation that better serves our customers and drives responsible originations growth. We remain on track to achieve GAAP profitability in the fourth quarter and look forward to profitable growth in 2018."

Review of Financial Results for the Third Quarter of 2017
Originations grew to $531 million in the third quarter of 2017, up 14% from the prior quarter. Each of OnDeck’s three distribution channels grew sequentially, driven primarily by increases in repeat customer volume. Credit quality of new originations, as measured by both OnDeck Score and personal credit scores, remained near historic highs.

Gross revenue increased to $83.7 million, up 8% year-over-year and driven primarily by higher interest income.  Effective Interest Yield was 33.4%, up from 32.8% in the prior year period, primarily reflecting the increases in average loan pricing that occurred over the last twelve months. The weighted average APR for loans originated in the quarter was 43.8%.

Gain on sale was $0.1 million. Loans sold or designated as held for sale through OnDeck Marketplace represented 1.3% of term loan originations. Other Revenue was $3.4 million, up $0.7 million from the prior quarter, primarily reflecting increased revenues from the Company's OnDeck-as-a-Service (ODaaS) business. During the quarter, OnDeck and JPMorgan Chase extended their collaboration for up to four years to provide the underlying technology supporting Chase's online lending solution to small business customers.

Net revenue was $32.8 million during the third quarter of 2017, up 1% versus the prior year period.

Provision for loan losses was $39.6 million and the Provision Rate was 7.5%. A substantial majority of the quarter's provision for loan losses related to new originations in the period. Approximately $3.5 million of the third quarter’s provision and 65 basis points of the Provision Rate related to anticipated losses from Hurricanes Harvey and Irma.

At September 30, 2017, the 15+ Day Delinquency Ratio was 7.5%, up from 7.2% at June 30, 2017. Broken out separately, the 15+ Day Delinquency Ratio at September 30, 2017 for the FEMA-designated “individual assistance” hurricane disaster areas was 14.5%, and for all areas other than those disaster areas it was 6.6%.  At June 30, 2017, the 15+ Day Delinquency Ratio for those disaster areas was 7.3% and for all areas other than those disaster areas it was 7.2%.  The sequential decrease in delinquency observed in the non-disaster areas resulted primarily from improved credit performance of recent originations and better collections execution. The Net Charge-off rate in the third quarter was 16.9%, down from 18.5% in the second quarter of 2017.

The Cost of Funds Rate was 6.4% in the third quarter of 2017.

Operating expense was $37.3 million during the third quarter of 2017. Operating expense as a percent of revenue improved to 45% in the quarter, down from 64% in the prior year period. Operating expense was favorably impacted by continued execution of the $45 million cost rationalization plan primarily consisting of lower personnel expense and more efficient marketing spend.

GAAP net loss attributable to On Deck Capital, Inc. common stockholders was $4.1 million, or $0.06 per basic and diluted share, for the quarter, which compares to $16.6 million, or $0.23 per basic and diluted share, in the prior year period.

Adjusted EBITDA* was $1 million for the quarter, compared to negative $10.8 million in the prior year period.

Unpaid Principal Balance was $941 million at the end of the third quarter of 2017, up 6% over the prior year period. Balances were 1% lower than the end of the second quarter of 2017 due to OnDeck's earlier strategic decision to tighten credit management.

Total Funding Debt at the end of the third quarter of 2017 was $703 million, up 8% over the prior year period and down 2% sequentially, primarily reflecting the changes in Unpaid Principal Balance.

Cash and cash equivalents were $64 million at the end of the quarter.

Guidance for Full Year 2017
OnDeck reiterated the following guidance for the full year ending December 31, 2017:

•	Gross revenue between $342 million and $352 million.

•	Adjusted EBITDA between $5 million and $15 million.

OnDeck also noted that it may be able to sublease portions of its office space by year end or in the first half of 2018, which would produce multiyear savings but would likely require cash or non-cash charges or both in the quarter the transaction(s) are booked. These potential charges are not included in the company’s guidance or forecast of GAAP profitability in the fourth quarter of 2017.

Conference Call
OnDeck will host a conference call to discuss third quarter 2017 financial results on November 6, 2017 at 8:00 AM ET. Hosting the call will be Noah Breslow, Chief Executive Officer, and Howard Katzenberg, Chief Financial Officer. The conference call can be accessed toll free by dialing (844) 579-6824 for calls within the U.S., or by dialing (763) 488-9145 for international calls. The Conference ID is 6896379. A live webcast of the call will also be available at https://investors.ondeck.com under the Press & Events menu.

About OnDeck
OnDeck (NYSE: ONDK) is the leader in online small business lending. Since 2007, the company has powered Main Street's growth through advanced lending technology and a constant dedication to customer service. OnDeck's proprietary credit scoring system - the OnDeck Score® - leverages advanced analytics, enabling OnDeck to make real-time lending decisions and deliver capital to small businesses in as little as 24 hours. OnDeck offers business owners a complete financing solution, including the online lending industry's widest range of term loans and lines of credit. To date, the company has deployed over $7 billion to more than 70,000 customers in 700 different industries across the United States, Canada and Australia. OnDeck has an A+ rating with the Better Business Bureau and operates the educational small business financing website BusinessLoans.com. For more information, please visit www.ondeck.com.

*About Non-GAAP Financial Measures
This press release and its attachments include Adjusted EBITDA, Adjusted Net Income (Loss), Adjusted Expense Ratio and Adjusted Operating Yield all of which exclude stock-based compensation, as well as Net Interest Margin and Net Interest Margin After Credit Losses, all of which are financial measures not calculated or presented in accordance with United States generally accepted accounting principles, or GAAP. We believe these non-GAAP measures provide useful supplemental information for period-to-period comparisons of our business and can assist investors and others in understanding and evaluating our operating results. However, these non-GAAP measures should not be considered in isolation or as an alternative to any measures of financial performance calculated and presented in accordance with GAAP. Other companies may calculate these or similarly titled non-GAAP measures differently than we do. See “Non-GAAP Reconciliation” later in this press release for a description of these non-GAAP measures and a reconciliation to the most directly comparable financial measures prepared in accordance with GAAP.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other legal authority. Forward-looking statements can be identified by words such as "will,” “targets,” “expects,” "intends, "may," “allows,” “continues,” “believes," "anticipates," "estimates" or similar expressions. These include statements regarding guidance on gross revenue and Adjusted EBITDA for the full year 2017, expected operating expense levels for the fourth quarter of 2017 and our plan and the timing for achieving positive Adjusted EBITDA and GAAP profitability in the fourth quarter of 2017 and in 2018. Forward-looking statements are neither historical facts nor assurances of future performance. They are based only on our current beliefs, expectations and assumptions regarding the future of our business, anticipated events and trends, the economy and other future conditions. As such, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and in many cases outside our control. Therefore, you should not rely on any of these forward-looking statements. Our expected results may not be achieved, and actual results may differ materially from our expectations. Important factors that could cause or contribute to actual results to differing from our forward-looking statements include risks relating to: our ability to attract potential customers to our platform; the degree to which potential customers apply for, are approved for and actually borrow from us; our future financial performance, including our expectations regarding our revenue, cost of revenue, expectations of future losses, net profit or net margin, operating expenses, ability to generate cash flow, and ability to achieve, and maintain, future GAAP profitability; our liquidity and working capital requirements, including the availability and pricing of debt facilities, securitizations and OnDeck Marketplace sales to fund our existing operations and planned growth, and the consequences of mismatches in the timing or amounts of resources available to fund additional loans or draws on lines of credit; the effect on our business of originating loans without third-party funding sources; the impact of increased utilization of cash to fund originations; the effect on our business of utilizing cash for voluntary loan purchases from third parties; our ability to hire and retain necessary qualified employees, particularly following our workforce reductions announced in February and May 2017; that the full impact of Hurricane Harvey and Hurricane Irene on our business and our customers is unknown and could be worse than we currently expect, and may reduce demand for our loans or cause our customers to suffer significant losses and/or incur significant disruption in their respective operations, which may affect their ability to repay their loans; anticipated trends, growth rates and challenges in our business and in the markets in which we operate; the ability of our customers to repay loans; changes in product distribution channel mix; our ability to anticipate market needs and develop new and enhanced products and services to meet those needs; interest rates and origination fees on loans; maintaining and expanding our customer base; the impact of increased competition in our industry and innovation by our competitors; our anticipated growth and growth strategies, including through the possible introduction of new products and the possible expansion in existing or new international markets, and our ability to effectively manage that growth and our expenses; our ability to sell our products and expand; our reputation and possible adverse publicity about us or our industry; the availability and cost of our funding, including the availability and pricing of possible warehouse financing and securitization and OnDeck Marketplace transactions; our failure to anticipate or adapt to future changes in our industry; the impact of any failure of our solutions; our reliance on our third-party service providers; the evolution of technology affecting our products, services and markets; our compliance with applicable local, state and federal laws, rules and regulations and their application and interpretation, whether existing, modified or new; our ability to adequately protect our intellectual property; the effect of litigation or other disputes to which we are or may be a party; the increased expenses and administrative workload associated with being a public company; failure to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud; the estimates and estimate methodologies used in preparing our consolidated financial statements; the future trading prices of our common stock, the impact of securities analysts’ reports and shares eligible for future sale on these prices; and our ability to prevent or discover security breaks, disruption in service and comparable events that could compromise the personal and confidential information held in our data systems, reduce the attractiveness of the platform or adversely impact our ability to service the loans; and other risks, including those described in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2017 and in other documents that we file with the Securities and Exchange Commission from time to time which are or will be available on the Commission’s website at www.sec.gov. Except as required by law, we undertake no duty to update the information in this press release.

Investor Contact:
Scott Reynolds
646.668.3551
sreynolds@ondeck.com

Media Contact:
Jim Larkin
203-526-7457
jlarkin@ondeck.com

OnDeck, the OnDeck logo, OnDeck Score and OnDeck Marketplace are trademarks of On Deck Capital, Inc.
SOURCE On Deck Capital, Inc.

On Deck Capital, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands, except share and per share data)

	September 30, 2017	December 31, 2016
Assets
Cash and cash equivalents	$64,292	$79,554
Restricted cash	56,729	44,432
Loans held for investment	957,203	1,000,445
Less: Allowance for loan losses	(104,872)	(110,162)
Loans held for investment, net	852,331	890,283
Loans held for sale	—	373
Property, equipment and software, net	24,975	29,405
Other assets	17,069	20,044
Total assets	$1,015,396	$1,064,091
Liabilities and equity
Liabilities:
Accounts payable	$2,918	$5,271
Interest payable	2,213	2,122
Funding debt	702,998	726,639
Corporate debt	17,180	27,966
Accrued expenses and other liabilities	30,987	38,496
Total liabilities	756,296	800,494
Stockholders’ equity (deficit):
Common stock—$0.005 par value, 1,000,000,000 shares authorized and 77,002,976 and 74,801,825 shares issued and 73,623,312 and 71,605,708 outstanding at September 30, 2017 and December 31, 2016, respectively.	385	374
Treasury stock—at cost	(7,561)	(6,697)
Additional paid-in capital	489,465	477,526
Accumulated deficit	(227,973)	(211,299)
Accumulated other comprehensive loss	(6)	(379)
Total On Deck Capital, Inc. stockholders' equity	254,310	259,525
Noncontrolling interest	4,790	4,072
Total equity	259,100	263,597
Total liabilities and equity	$1,015,396	$1,064,091

Memo:
Unpaid Principal Balance[1]	$940,881	$980,451
Interest Earning Assets[2]	$940,881	$980,821
Loans[3]	$957,203	$1,000,818
Loans Under Management[4]	$1,082,296	$1,202,791

On Deck Capital, Inc. and Subsidiaries
Consolidated Average Balance Sheets5
(in thousands, except share and per share data)

	Average		Average
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Assets
Cash and cash equivalents	$59,530	$72,309	$58,595	$90,321
Restricted cash	58,659	46,478	59,316	38,884
Loans held for investment	960,587	851,457	1,001,697	739,946
Less: Allowance for loan losses	(103,397)	(81,118)	(109,486)	(68,775)
Loans held for investment, net	857,190	770,339	892,211	671,171
Loans held for sale	—	4,846	462	9,051
Property, equipment and software, net	25,919	30,328	27,480	29,636
Other assets	17,843	19,676	18,483	21,376
Total assets	$1,019,141	$943,976	$1,056,547	$860,439
Liabilities and equity
Liabilities:
Accounts payable	$3,077	$3,332	$3,377	$4,203
Interest payable	2,300	1,313	2,322	1,060
Funding debt	710,601	597,678	737,864	505,406
Corporate debt	11,078	7,699	20,213	4,698
Accrued expenses and other liabilities	32,276	32,876	33,786	32,460
Total liabilities	759,332	642,898	797,562	547,827

Total On Deck Capital, Inc. stockholders' equity	254,731	295,989	253,716	306,913
Noncontrolling interest	5,077	5,089	5,269	5,699
Total equity	259,808	301,078	258,985	312,612
Total liabilities and equity	$1,019,140	$943,976	$1,056,547	$860,439

Memo:
Unpaid Principal Balance	$944,372	$836,542	$983,230	$727,038
Interest Earning Assets	$944,372	$841,270	$983,689	$735,825
Loans	$960,587	$856,303	$1,002,159	$748,997
Loans Under Management	$1,089,406	$1,087,641	$1,159,438	$1,015,768

On Deck Capital, Inc.
Unaudited Consolidated Statements of Operations
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Revenue:
Interest income	$80,122	$71,361	$250,954	$188,726
Gain on sales of loans	146	2,670	1,890	12,594
Other revenue	3,398	3,340	10,365	8,168
Gross revenue	83,666	77,371	263,209	209,488
Cost of revenue:
Provision for loan losses	39,582	36,586	118,495	94,294
Funding costs	11,330	8,452	34,223	22,548
Total cost of revenue	50,912	45,038	152,718	116,842
Net revenue	32,754	32,333	110,491	92,646
Operating expense:
Sales and marketing	11,903	16,789	42,090	50,094
Technology and analytics	11,748	15,050	41,960	42,894
Processing and servicing	4,160	5,181	13,521	14,261
General and administrative	9,440	12,375	30,917	34,233
Total operating expense	37,251	49,395	128,488	141,482
Loss from operations	(4,497)	(17,062)	(17,997)	(48,836)
Other expense:
Interest expense	(35)	(111)	(706)	(186)
Total other expense	(35)	(111)	(706)	(186)
Loss before provision for income taxes	(4,532)	(17,173)	(18,703)	(49,022)
Provision for income taxes	—	—	—	—
Net loss	(4,532)	(17,173)	(18,703)	(49,022)
Net loss attributable to noncontrolling interest	458	539	2,073	1,920
Net loss attributable to On Deck Capital, Inc. common stockholders	$(4,074)	$(16,634)	$(16,630)	$(47,102)
Net loss per share attributable to On Deck Capital, Inc. common shareholders:
Basic and diluted	$(0.06)	$(0.23)	$(0.23)	$(0.67)
Weighted-average common shares outstanding:
Basic and diluted	73,272,085	70,971,895	72,613,221	70,750,037

Supplemental Information

Key Performance Metrics
(in thousands, except percentage data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Originations[6]	$530,926	$612,557	$1,568,303	$1,771,906
Effective Interest Yield[7]	33.4%	32.8%	33.4%	33.4%
Net Interest Margin[8]	29.1%	29.4%	29.4%	30.0%
Marketplace Gain on Sale Rate[9]	2.7%	3.0%	3.3%	4.3%
Cost of Funds Rate[10]	6.4%	5.7%	6.2%	5.9%
Provision Rate[11]	7.5%	6.9%	7.8%	6.4%
Reserve Ratio[12]	11.1%	9.8%	11.1%	9.8%
15+ Day Delinquency Ratio[13]	7.5%	6.2%	7.5%	6.2%
Net Charge-off Rate[14]	16.9%	11.0%	16.8%	11.0%
Net Interest Margin After Credit Losses (NIMAL)[15]	12.2%	18.7%	12.6%	19.1%
Adjusted Expense Ratio (AER)[16]	12.6%	16.5%	13.7%	17.0%
Adjusted Operating Yield (AOY)[17]	(0.4)%	2.2%	(1.1)%	2.1%

Marketplace Gain on Sale Rate[9]	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Gain on sales of loans(a)	$146	$2,670	$1,890	$12,594
Carrying value of loans sold	$5,463	$89,867	$56,682	$292,920
Marketplace Gain on Sale Rate(a)	2.7%	3.0%	3.3%	4.3%
(a) Three months ended September 30, 2016 and 2017 include amounts resulting from transfers of financial assets as shown in the following table.

Activity in Servicing Rights	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Fair value at the beginning of period	$701	$1,989	$1,131	$3,489
Addition:
Servicing resulting from transfers of financial assets	275	717	938	2,272
Changes in fair value:
Change in inputs or assumptions used in the valuation model	—	—	—	—
Other changes in fair value(b)	(347)	(1,019)	(1,440)	(4,074)
Fair value at the end of period	$629	$1,687	$629	$1,687
(b) Represents changes due to collection of expected cash flows through September 30, 2017 and 2016.

Marketplace Originations as Percent of Term Loan Originations	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Marketplace originations	$5,340	$85,948	$55,965	$292,942
Origination of term loans	$427,087	$518,509	$1,259,229	$1,520,562
Marketplace originations as percent of term loan originations	1.3%	16.6%	4.4%	19.3%

Activity in Loans Held for Investment Balances	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Unpaid Principal Balance beginning of period	$953,809	$790,421	$980,451	$543,790
+ Total Originations(c)	530,926	612,557	1,568,303	1,771,906
+ Loans transferred from loans held for sale to loans held for investment and loan purchases	—	—	—	939
- Marketplace originations	(5,340)	(85,948)	(55,965)	(292,942)
- Sales of other loans(d)	—	(306)	(500)	(548)
+ Purchase of Loans	—	—	13,730	6,672
- Net charge-offs	(39,927)	(23,067)	(123,785)	(60,237)
- Principal paid down(c)(e)	(498,588)	(404,354)	(1,441,354)	(1,080,277)
Unpaid Principal Balance end of period	940,880	889,303	940,880	889,303
+ Net deferred origination costs	16,323	16,024	16,323	16,024
Loans held for investment	957,203	905,327	957,203	905,327
- Allowance for loan losses	(104,872)	(87,368)	(104,872)	(87,368)
Loans held for investment, net	$852,331	$817,959	$852,331	$817,959
(c) Includes Unpaid Principal Balance of term loans rolled into new originations of $82.8 million and $70.9 million in the three months ended September 30, 2017 and 2016, respectively, and $220.9 million and $200.6 million for the nine months ended September 30, 2017 and 2016, respectively.

(d) Includes loans sold that were previously designated as held for investment in at least one fiscal quarter prior to the quarter in which they were sold.
(e) Excludes principal that was paid down related to renewed loans sold in the period which were designated as held for investment in the amount of $0 and $0.3 million, in the three months ended September 30, 2017 and 2016, respectively, and $0.2 million and $1.3 million for the nine months ended September 30, 2017 and 2016, respectively

Activity in the Allowance for Loan Losses	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Allowance for loan losses beginning of period	$105,217	$73,849	$110,162	$53,311
+ Provision for loan losses(f)	39,582	36,586	118,495	94,294
- Net charge-offs	(39,927)	(23,067)	(123,785)	(60,237)
Allowance for loan losses end of period	$104,872	$87,368	$104,872	$87,368
(f) Excludes an immaterial provision expense and a $0.2 million provision expense for the three months ended September 30, 2017 and 2016, and provision expense of $0.3 million and provision release of $0.4 million for the nine month period ended September 30, 2017 and 2016, respectively, for unfunded loan commitments.  The provision for unfunded loan commitments is included in general and administrative expense.

Supplemental Information

Non-GAAP Reconciliation18
(in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,

	2017	2016	2017	2016
Net income (loss)	$(4,532)	$(17,173)	$(18,703)	$(49,022)
Interest expense	35	111	706	186
Income tax expense	—	—	—	—
Depreciation and amortization	2,451	2,452	7,623	6,887
Stock-based compensation	3,056	3,761	9,521	11,423
Adjusted EBITDA[19]	$1,010	$(10,849)	$(853)	$(30,526)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income (loss)	$(4,532)	$(17,173)	$(18,703)	$(49,022)
Net loss attributable to noncontrolling interest	458	539	2,073	1,920
Stock-based compensation	3,056	3,761	9,521	11,423
Adjusted Net Income (Loss)[20]	$(1,018)	$(12,873)	$(7,109)	$(35,679)
Adjusted Net Income (Loss) per share[21]:
Basic	$(0.01)	$(0.18)	$(0.10)	$(0.50)
Diluted	$(0.01)	$(0.18)	$(0.10)	$(0.50)
Weighted-average common shares outstanding:
Basic	73,272,085	70,971,895	72,613,221	70,750,037
Diluted	73,272,085	70,971,895	72,613,221	70,750,037

Net Interest Margin (NIM) Reconciliation and Calculation[8]
(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income	$80,122	$71,361	$250,954	$188,726
Less: Funding costs	(11,330)	(8,452)	(34,223)	(22,548)
Net interest margin (NIM)	68,792	62,909	216,731	166,178
Divided by: business days in period	63	64	189	190
Net interest income per business day	1,092	983	1,147	875
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income	275,184	247,716	289,044	220,500
Divided by: average Interest Earning Assets	$944,372	$841,270	$983,689	$735,825
Net Interest Margin (NIM)	29.1%	29.4%	29.4%	30.0%

Net Interest Margin After Credit Losses (NIMAL) Reconciliation and Calculation[15]
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Interest income	$80,122	$71,361	$250,954	$188,726
Less: Funding costs	(11,330)	(8,452)	(34,223)	(22,548)
Net interest margin (NIM)	68,792	62,909	216,731	166,178
Less: Net charge-offs	(39,927)	(23,067)	(123,785)	(60,237)
Net interest income after credit losses	28,865	39,842	92,946	105,941
Divided by: business days in period	63	64	189	190
Net interest income after credit losses per business day	458	623	492	558
Multiplied by: average business days per year	252	252	252	252
Annualized net interest income after credit losses	115,416	156,996	123,984	140,616
Divided by: average Interest Earning Assets	$944,372	$841,270	$983,689	$735,825
Net Interest Margin After Credit Losses (NIMAL)	12.2%	18.7%	12.6%	19.1%

Adjusted Expense Ratio (AER) Reconciliation and Calculation[16]
(in thousands)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Operating expense	$37,251	$49,395	$128,488	$141,482
Less: stock based compensation	(3,056)	(3,761)	(9,521)	(11,423)
Operating expense (Ex. SBC)	34,195	45,634	118,967	130,059
Divided by: business days in period	63	64	189	190
Operating expense (Ex. SBC) per business day	543	713	629	685
Multiplied by: average business days per year	252	252	252	252
Operating expense (Ex. SBC)	136,836	179,676	158,508	172,620
Divided by: average Loans Under Management	$1,089,406	$1,087,641	$1,159,438	$1,015,768
Adjusted Expense Ratio (AER)	12.6%	16.5%	13.7%	17.0%

Adjusted Operating Yield (AOY) Reconciliation and Calculation[17]

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net Interest Margin After Losses (NIMAL)	12.2%	18.7%	12.6%	19.1%
Less: Adjusted expense ratio (AER)	12.6%	16.5%	13.7%	17.0%
Adjusted Operating Yield (AOY)	(0.4)%	2.2%	(1.1)%	2.1%

Stock-based Compensation (in thousands)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Sales and marketing	$538	$920	$1,830	$2,749
Technology and analytics	499	793	1,824	2,437
Processing and servicing	99	227	429	781
General and administrative	1,920	1,821	5,438	5,456
Total stock-based compensation	$3,056	$3,761	$9,521	$11,423

Supplemental Channel Information

Quarterly Origination Channel Distribution

	Three Months Ended September 30,		Nine Months Ended September 30,
Percentage of originations (number of loans22)	2017	2016	2017	2016
Direct & Strategic Partner	76.5%	79.8%	77.5%	80.3%
Funding Advisor	23.5%	20.2%	22.5%	19.7%
Percentage of originations (dollars)
Direct & Strategic Partner	73.4%	73.0%	73.4%	73.1%
Funding Advisor	26.6%	27.0%	26.6%	26.9%

Notes:
(1) Unpaid Principal Balance represents the total amount of principal outstanding of term loans held for investment, amounts outstanding under lines of credit and the amortized cost of loans purchased from other than issuing bank partners at the end of the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period.
(2) Interest Earning Assets represents the sum of Unpaid Principal Balance plus the amount of principal outstanding of loans held for sale in the period. It excludes net deferred origination costs, allowance for loan losses and any loans sold or held for sale at the end of the period. Average Interest Earnings Assets is calculated as the average of Interest Earnings Assets at the beginning of the period and the end of each month in the period.
(3) Loans represents the sum of loans held for investment and loans held for sale during the period.
(4) Loans Under Management represents the Unpaid Principal Balance plus the unpaid principal balance of loans held for sale, excluding net deferred origination costs, plus the amount of principal outstanding of term loans we serviced for others at the end of the period. Average Loans Under Management is calculated as the average of Loans Under Management at the beginning of the period and the end of each month in the period.
(5) Average Balance Sheet Items for the period represent the average as of the beginning of the month in the period and as of the end of each month in the period.
(6) Originations represent the total principal amount of the term loans we made during the period, plus the total amount drawn on lines of credit during the period. Many of our repeat term loan customers renew their term loans before their existing term loan is fully repaid. In accordance with industry practice, originations of such repeat term loans are presented as the full renewal loan principal, rather than the net funded amount, which would be the renewal term loan’s principal net of the unpaid principal balance on the existing term loan. Loans referred to, and funded by, our issuing bank partners and later purchased by us are included as part of our originations.
(7) Effective Interest Yield is the rate of return we achieve on loans outstanding during a period. It is calculated as our business day adjusted annualized interest income divided by average Loans. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination fees and costs. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination and increase the carrying value of loans, thereby decreasing the Effective Interest Yield earned.
(8) Net Interest Margin, is calculated as business day adjusted annualized Net Interest Income divided by average Interest Earning Assets. Net Interest Income represents interest income less funding cost during the period. Interest income is net of fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(9) Marketplace Gain on Sale Rate equals our gain on sale revenue from loans sold through OnDeck Marketplace divided by the carrying value of loans sold, which includes both unpaid principal balance sold and the remaining carrying value of the net deferred origination costs. A portion of loans regularly sold through OnDeck Marketplace are or may be loans which were initially designated as held for investment upon origination. The portion of such loans sold in a given period may vary materially depending upon market conditions and other circumstances.
(10) Cost of Funds Rate is our funding cost, which is the interest expense, fees and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. For full years, it is calculated as our funding cost divided by average funding debt outstanding and for interim periods it is calculated as our annualized funding cost for the period divided by average funding debt outstanding. Annualization is based on 4 quarters per year and is not business day adjusted.
(11) Provision Rate equals the provision for loan losses divided by the new originations volume of loans held for investment, net of originations of sales of such loans within the period. Because we reserve for probable credit losses inherent in the portfolio upon origination, this rate is significantly impacted by the expectation of credit losses for the period’s originations volume. This rate may also be impacted by changes in loss expectations for loans originated prior to the commencement of the period. The denominator of the Provision Rate formula includes the full amount of originations in a period.
(12) Reserve Ratio is our allowance for loan losses as of the end of the period divided by the Unpaid Principal Balance as of the end of the period.
(13) 15+ Day Delinquency Ratio equals the aggregate Unpaid Principal Balance for our loans that are 15 or more calendar days past due as of the end of the period as a percentage of the Unpaid Principal Balance for such period. The Unpaid Principal Balance for our loans that are 15 or more calendar days past due includes loans that are paying and non-paying. Because our loans require daily and weekly repayments, excluding weekends and holidays, they may be deemed delinquent more quickly than loans from traditional lenders that require only monthly payments. 15+ Day Delinquency Ratio is not annualized, but reflects balances as of the end of the period.
(14) Net Charge-off Rate is calculated as our annualized net charge-offs for the period divided by the average Unpaid Principal Balance outstanding. Annualization is based on 4 quarters per year and is not business day adjusted. Net charge-offs are charged-off loans in the period, net of recoveries.
(15) Net Interest Margin After Credit Losses (NIMAL), is calculated as our business day adjusted annualized Net Interest Income After Credit Losses divided by average Interest Earning Assets. Net Interest Income After Credit Losses represents interest income less funding cost and net charge-offs during the period. Interest income is net of deferred costs and fees on loans held for investment and held for sale. Net deferred origination costs in loans held for investment and loans held for sale consist of deferred origination costs as offset by corresponding deferred origination fees. Deferred origination fees include fees paid up front to us by customers when loans are funded. Deferred origination costs are limited to costs directly attributable to originating loans such as commissions, vendor costs and personnel costs directly related to the time spent by the personnel performing activities related to loan origination. Funding cost is the interest expense, fees, and amortization of deferred debt issuance costs we incur in connection with our lending activities across all of our debt facilities. Net charge-offs are charged-off loans in the period, net of recoveries. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.
(16) Adjusted Expense Ratio (AER) represents our annualized operating expense, adjusted to exclude the impact of stock-based compensation, divided by average Loans Under Management. Annualization is based on 252 business days per year, which is typical weekdays per year less U.S. Federal Reserve Bank holidays.

(17) Adjusted Operating Yield (AOY) represents our Net Interest Margin After Credit Losses (NIMAL) less the Adjusted Expense Ratio (AER).
(18) Due to the uncertainty regarding and variability of certain items that will affect our expected U.S. GAAP net income (loss) for the fourth quarter of 2017 and full year 2017, such as stock-based compensation and other items, we are currently unable to provide a reasonable estimate of our U.S. GAAP net income (loss) for these future periods or a corresponding reconciliation to U.S. GAAP net income (loss). Our U.S. GAAP net income (loss) for these future periods will be less favorable than our Adjusted EBITDA for these periods.
(19) Adjusted EBITDA represents our net income (loss), adjusted to exclude interest expense associated with debt used for corporate purposes (rather than funding costs associated with lending activities), income tax expense, depreciation and amortization and stock-based compensation expense. Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are: Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements; Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs; Adjusted EBITDA does not reflect the potentially dilutive impact of stock-based compensation; Adjusted EBITDA does not reflect interest associated with debt used for corporate purposes or tax payments that may represent a reduction in cash available to us.
(20) Adjusted Net Income (Loss) represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA.
(21) Adjusted Net Income (Loss) per share represents our net loss adjusted to exclude net loss attributable to non-controlling interest and stock-based compensation expense, each on the same basis and with the same limitations as described above for Adjusted EBITDA, divided by the weighted average common shares outstanding during the period.
(22) Number of loans, or units, equals the total number of term loans funded, plus the total number of lines of credit drawn on for the first time during the period.